Exhibit 10.12

LEASE AGREEMENT

(INDUSTRIAL/COMMERCIAL SINGLE-TENANT)

1.	Basic Provisions (“Basic Provisions”).

1.1.

Parties. This Lease (“Lease”), dated for reference purposes only March 27, 2020, is made by and between Pacific Park Investments, Inc., a California corporation (“Lessor”) and RxSight, Inc., a California corporation (“Lessee”), (collectively the “Parties,” or individually a “Party”).

1.2.

Premises: That certain real property, including all improvements therein or to be provided by Lessor under the terms of this Lease, commonly known as (street address, city, state, zip): 75 Columbia, Aliso Viejo, CA 92656 (“Premises”). The Premises are located in the County of Orange and are generally described as (describe briefly the nature of the property and, if applicable, the “Project,” if the property is located within a Project): an approximate 48,036 square foot free-standing industrial building. (See also Paragraph 2)

1.3.	Term: five (5) years and ten (10) months (“Original Term”) commencing April 1, 2020 (“Commencement Date”) and ending January 31, 2026 (“Expiration Date”). (See also Paragraph 3)

1.4.	Base Rent: $32,056.50 per month (“Base Rent”), payable on the first (1st) day of each month commencing April 1, 2020. (See also Paragraph 4)

1.4.1.	Fixed Rental Adjustment(s) (FRA): The Base Rent shall be adjusted to the following amounts on the dates set forth below:

On (Fill in FRA Adjustment Dates)	The New Base Rent shall be:
April 1, 2020 – June 30, 2020	$32,056.50 per month
July 1, 2020 – June 30, 2021	$61,562.68 per month
July 1, 2021 – January 31, 2022	$70,612.92 per month
February 1, 2022 – January 31, 2023	$72,731.31 per month
February 1, 2023 – January 31, 2024	$74,913.25 per month
February 1, 2024 – January 31, 2025	$77,160.64 per month
February 1, 2025 – January 31, 2026	$79,475.46 per month

1.5.	Other Monies Paid:

1.5.1.	Security Deposit: $32,056.50. Lessee paid $24,268.50 on January 16, 2018; balance of Security Deposit due: $7,788.00.

1.6.	Agreed Use: General office, distribution, research and development, lab area, storage, and manufacture of optical medical products. (See also Paragraph 6)

1.7.	Insuring Party. Lessor is the “Insuring Party” unless otherwise stated herein. (See also Paragraph 8)

1.8.	Attachments. Attached hereto are the following, all of which constitute a part of this Lease:

1.8.1.	Roof Evaluation Report (EXHIBIT A)

1.8.2.	Plot plan depicting the Premises (EXHIBIT B)

2.	Premises.

2.1.

Letting. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all the terms, covenants and conditions set forth in this Lease. While the approximate square footage of the Premises may have been used in the marketing of the Premises for purposes of comparison, the Base Rent stated herein is NOT tied to square footage and is not subject to adjustment should the actual size be determined to be different. NOTE: Lessee is advised to verify the actual size prior to executing this Lease.

2.2.

Condition. Lessor shall deliver the Premises to Lessee broom clean and free of debris on the Commencement Date (“Start Date”), and, so long as the required service contracts described in Paragraph 7.1.2 below are obtained by Lessee and in effect within thirty days following the Start Date, warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems (“HVAC”), loading doors, sump pumps, if any, and all other such elements in the Premises, other than those constructed by Lessee, shall be in good operating condition on said date, that the structural elements of the roof, bearing walls and foundation, exterior walls, windows, structural condition of the interior bearing walls and exterior of any buildings on the Premises (the “Building”) shall be in good condition and free of material defects, and that the Premises do not contain hazardous levels of any mold or fungi defined as toxic under applicable state or federal law. If a noncompliance with said warranty exists as of the Start Date, or if one of such systems or elements should malfunction or fail within the warranty period, Lessor shall, as Lessor’s sole obligation with respect to such matter, except as otherwise provided in this Lease, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such noncompliance, malfunction or failure, rectify same at Lessor’s expense. The warranty periods shall be as follows: 12 months as to the foundation, exterior walls, windows, structural condition of interior walls. Within fourteen (14) days after Commencement Date, Lessee shall provide Lessor with a list of systems/elements that are damaged or not in operable condition, and Lessor shall repair the systems to the satisfaction of Lessee. Upon Lessee’s satisfactory approval, these repaired systems shall be excluded from any warranty periods. If Lessee does not give Lessor the required notice within the warranty period, correction of any such noncompliance, malfunction, or failure shall be the obligation of Lessee at Lessee’s sole cost and expense. Lessor also warrants, that unless otherwise specified in writing, Lessor is unaware of (i) any recorded Notices of Default affecting the Premise; (ii) any delinquent amounts due under any loan secured by the Premises; and (iii) any bankruptcy proceeding affecting the Premises.

2.2.1.

Lessor acknowledges that the roof has exceeded its serviceable life and will pay for roof repairs outlined on the Roof Evaluation Report attached as EXHIBIT A up to $150,000.00. Lessee will be responsible for selecting and managing roofing contractors and use commercially reasonable efforts to minimize the roof refurbishment costs. Lessee will provide itemized receipts and invoice Lessor for reimbursement/payment to Lessee for such amounts not to exceed $150,000.00. In the event Lessor does not reimburse/pay Lessee within thirty (30) days of invoice date, Lessee shall be able to deduct such amounts from the monthly Base Rent.

2.2.2.	The Parties understand and agree that the current warehouse on the Premises shall be leased without air conditioning.

Lessor Initials	1	Lessee Initials

2.3.

Compliance. Lessor warrants that to the best of its knowledge the improvements on the Premises comply with the building codes, applicable laws, covenants or restrictions of record, regulations, and ordinances (“Applicable Requirements”) that were in effect at the time that each improvement, or portion thereof, was constructed. Said warranty does not apply to the use to which Lessee will put the Premises, modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Lessee’s use, or to any Alterations or Utility Installations (as defined in Paragraph 7.3.1) made or to be made by Lessee. NOTE: Lessee is responsible for determining whether the Applicable Requirements, and especially the zoning, are appropriate for Lessee’s intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Premises do not comply with said warranty, Lessor shall, except as otherwise provided, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such noncompliance, rectify the same at Lessor’s expense. If Lessee does not give Lessor written notice of a noncompliance with this warranty within 12 months following the Start Date, correction of that noncompliance shall be the obligation of Lessee at Lessee’s sole cost and expense. If the Applicable Requirements are hereafter changed so as to require during the term of this Lease the construction of an addition to or an alteration of the Premises and/or Building, the remediation of any Hazardous Substance, or the reinforcement or other physical modification of the Unit, Premises and/or Building (“Capital Expenditure”), Lessor and Lessee shall allocate the cost of such work as follows:

2.3.1.

Subject to Paragraph 2.3.3 below, if such Capital Expenditures are required as a result of the specific and unique use of the Premises by Lessee as compared with uses by tenants in general, Lessee shall be fully responsible for the cost thereof, provided, however, that if such Capital Expenditure is required during the last 6 months of this Lease and the cost thereof exceeds 6 months’ Base Rent, Lessee may instead terminate this Lease unless Lessor notifies Lessee, in writing, within 10 days after receipt of Lessee’s termination notice that Lessor has elected to pay the difference between the actual cost thereof and an amount equal to 6 months’ Base Rent. If Lessee elects termination, Lessee shall deliver to Lessor a written notice specifying a termination date at least 90 days thereafter. Such termination date shall, however, in no event be earlier than the last day that Lessee could legally utilize the Premises without commencing such Capital Expenditure.

2.3.2.

If such Capital Expenditure is not the result of the specific and unique use of the Premises by Lessee (such as, governmentally mandated seismic modifications), then Lessor shall pay for such Capital Expenditure and Lessee shall only be obligated to pay, each month during the remainder of the term of this Lease or any extension thereof, on the date that on which the Base Rent is due, an amount equal to 1/144th of the portion of such costs reasonably attributable to the Premises. If, however, such Capital Expenditure is required during the last 2 years of this Lease or if Lessor reasonably determines that it is not economically feasible to pay its share thereof, Lessor shall have the option to terminate this Lease upon 180 days prior written notice to Lessee unless Lessee notifies Lessor, in writing, within 10 days after receipt of Lessor’s termination notice that Lessee will pay for such Capital Expenditure. If Lessor does not elect to terminate and fails to tender its share of any such Capital Expenditure, Lessee may advance such funds and deduct same, with Interest, from Rent until Lessor’s share of such costs have been fully paid. If Lessee is unable to finance Lessor’s share, or if the balance of the Rent due and payable for the remainder of this Lease is not sufficient to fully reimburse Lessee on an offset basis, Lessee shall have the right to terminate this Lease upon 30 days written notice to Lessor.

2.3.3.

Notwithstanding the above, the provisions concerning Capital Expenditures are intended to apply only to nonvoluntary, unexpected, and new Applicable Requirements. If the Capital Expenditures are instead triggered by Lessee as a result of an actual or proposed change in use, change in intensity of use, or modification to the Premises then, and in that event, Lessee shall either: (i) immediately cease such changed use or intensity of use and/or take such other steps as may be necessary to eliminate the requirement for such Capital Expenditure, or (ii) complete such Capital Expenditure at its own expense. Lessee shall not, however, have any right to terminate this Lease.

2.4.

Acknowledgements. Lessee acknowledges that: (a) it has been given an opportunity to inspect and measure the Premises, (b) it has been advised by Lessor to satisfy itself with respect to the size and condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Lessee’s intended use, (c) Lessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, (d) it is not relying on any representation as to the size of the Premises made by Lessor, and (e) the square footage of the Premises was not material to Lessee’s decision to lease the Premises and pay the Rent stated herein.

3.	Term.

3.1.	Term. The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Paragraph 1.3.

3.2.

Delay in Possession. Lessor agrees to use its best commercially reasonable efforts to deliver possession of the Premises to Lessee by the Commencement Date. If, despite said efforts, Lessor is unable to deliver possession by such date, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or change the Expiration Date. Lessee shall not be obligated to perform its obligations until Lessor delivers possession of the Premises and any period of rent abatement that Lessee would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Lessee would otherwise have enjoyed under the terms hereof. If possession is not delivered within 60 days after the Commencement Date, as the same may be extended under the terms of any Work Letter executed by Parties, Lessee may, at its option, by notice in writing within 10 days after the end of such 60 day period, cancel this Lease, in which event the Parties shall be discharged from all obligations hereunder. If such written notice is not received by Lessor within said 10-day period, Lessee’s right to cancel shall terminate. If possession of the Premises is not delivered within 120 days after the Commencement Date, this Lease shall terminate unless other agreements are reached between Lessor and Lessee, in writing.

4.	Rent.

4.1.	Rent Defined. All monetary obligations of Lessee to Lessor under the terms of this Lease (except for the Security Deposit) are deemed to be rent (“Rent”).

Lessor Initials	2	Lessee Initials

4.2.

Payment. Lessee shall cause payment of Rent to be received by Lessor in lawful money of the United States, without offset or deduction (except as specifically permitted in this Lease), on or before the day on which it is due. In the event that any invoice prepared by Lessor is inaccurate such inaccuracy shall not constitute a waiver and Lessee shall be obligated to pay the amount set forth in this Lease. Rent for any period during the term hereof which is for less than one full calendar month shall be prorated based upon the actual number of days of said month. Payment of Rent shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor’s rights to the balance of such Rent, regardless of Lessor’s endorsement of any check so stating.

5.

Security Deposit. Lessee shall deposit with Lessor upon execution hereof the Security Deposit as security for Lessee’s faithful performance of its obligations under this Lease. If Lessee fails to pay Rent, or otherwise defaults under this Lease, Lessor may use, apply or retain all or any portion of said Security Deposit for the payment of any amount already due Lessor, for Rents which will be due in the future, and/or to reimburse or compensate Lessor for any liability, expense, loss or damage which Lessor may suffer or incur by reason thereof. If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall within 10 days after written request therefor deposit monies with Lessor sufficient to restore said Security Deposit to the full amount required by this Lease. If the Base Rent increases during the term of this Lease, Lessee shall, upon written request from Lessor, deposit additional monies with Lessor so that the total amount of the Security Deposit shall at all times bear the same proportion to the increased Base Rent as the initial Security Deposit bore to the initial Base Rent. Lessor shall not be required to keep the Security Deposit separate from its general accounts. Within 90 days after the expiration or termination of this Lease, Lessor shall return that portion of the Security Deposit not used or applied by Lessor. Lessor shall upon written request provide Lessee with an accounting showing how that portion of the Security Deposit that was not returned was applied. No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any monies to be paid by Lessee under this Lease. The Security Deposit shall not be used by Lessee in lieu of payment of the last month’s rent.

6.	Use.

6.1.

Use. Lessee shall use and occupy the Premises only for the Agreed Use, or any other legal use which is reasonably comparable thereto, and for no other purpose. Lessee shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs occupants of or causes damage to neighboring premises or properties. Other than guide, signal and seeing eye dogs, Lessee shall not keep or allow in the Premises any pets, animals, birds, fish, or reptiles. Lessor shall not unreasonably withhold or delay its consent to any written request for a modification of the Agreed Use, so long as the same will not impair the structural integrity of the improvements on the premises or the mechanical or electrical systems therein, and/or is not significantly more burdensome to the Premises. If Lessor elects to withhold consent, Lessor shall within 7 days after such request give written notification of same, which notice shall include an explanation of Lessor’s objections to the change in the Agreed Use.

6.2.	Hazardous Substances.

6.2.1.

Reportable Uses Require Consent. The term “Hazardous Substance” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, byproducts or fractions thereof. Lessee shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Lessor and timely compliance (at Lessee’s expense) with all Applicable Requirements. With the exception of the listed items in Paragraph 50, “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Lessee may use any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use, ordinary office supplies (copier toner, liquid paper, glue, etc.) and common household cleaning materials, so long as such use is in compliance with all Applicable Requirements, is not a Reportable Use, and does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Lessor to any liability therefor.

6.2.2.

Duty to Inform Lessor. If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor, and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.

6.2.3.

Lessee Remediation. Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee’s expense, comply with all Applicable Requirements and take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance brought onto the Premises during the term of this Lease, by or for Lessee, or any third party.

6.2.4.

Lessee Indemnification. Lessee shall indemnify, defend and hold Lessor, its agents, employees, lenders and ground lessor, if any, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Lessee, or any third party (provided, however, that

Lessor Initials	3	Lessee Initials

Lessee shall have no liability under this Lease with respect to underground migration of any Hazardous Substance under the Premises from adjacent properties not caused or contributed to by Lessee). Lessee’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.

6.2.5.

Lessor Indemnification. Except as otherwise provided in paragraph 8.7, Lessor and its successors and assigns shall indemnify, defend, reimburse and hold Lessee, its employees and lenders, harmless from and against any and all environmental damages, including the cost of remediation, which result from Hazardous Substances which existed on the Premises prior to Lessee’s occupancy or which are caused by the gross negligence or willful misconduct of Lessor, its agents or employees. Lessor’s obligations, as and when required by the Applicable Requirements, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.

6.2.6.

Investigations and Remediations. Lessor shall retain the responsibility and pay for any investigations or remediation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances on the Premises prior to Lessee’s occupancy, unless such remediation measure is required as a result of Lessee’s use (including “Alterations”, as defined in paragraph 7.3.1 below) of the Premises, in which event Lessee shall be responsible for such payment. Lessee shall cooperate fully in any such activities at the request of Lessor, including allowing Lessor and Lessor’s agents to have reasonable access to the Premises at reasonable times in order to carry out Lessor’s investigative and remedial responsibilities.

6.2.7.

Lessor Termination Option. If a Hazardous Substance Condition (see Paragraph 9.1.5) occurs during the term of this Lease, unless Lessee is legally responsible therefor (in which case Lessee shall make the investigation and remediation thereof required by the Applicable Requirements and this Lease shall continue in full force and effect, but subject to Lessor’s rights under Paragraph 6.2.4 and Paragraph 13), Lessor may, at Lessor’s option, either (i) investigate and remediate such Hazardous Substance Condition, if required, as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to remediate such condition exceeds 12 times the then monthly Base Rent, give written notice to Lessee, within 30 days after receipt by Lessor of knowledge of the occurrence of such Hazardous Substance Condition, of Lessor’s desire to terminate this Lease as of the date 90 days following the date of such notice. In the event Lessor elects to give a termination notice, Lessee may, within 10 days thereafter, give written notice to Lessor of Lessee’s commitment to pay the difference of the additional amount by which the cost of the remediation of such Hazardous Substance Condition exceeds an amount equal to 12 times the then monthly Base Rent. Lessee shall reimburse Lessor within 30 days from receipt of an itemized bill and copies of proof of remediation from Lessor. In such event, this Lease shall continue in full force and effect, and Lessor shall proceed to make such remediation as soon as reasonably possible. If Lessee does not give such notice, this Lease shall terminate 90 days following the date of Lessor’s notice of termination.

6.3.

Lessee’s Compliance with Applicable Requirements. Except as otherwise provided in this Lease, Lessee shall, at Lessee’s sole expense, fully, diligently and in a timely manner, materially comply with all Applicable Requirements, the requirements of any applicable fire insurance underwriter or rating bureau which relate in any manner to the Premises, without regard to whether said Applicable Requirements are now in effect or become effective after the Start Date. Lessee shall, within 10 days after receipt of Lessor’s written request, provide Lessor with copies of all permits and other documents, and other information evidencing Lessee’s compliance with any Applicable Requirements specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Lessee or the Premises to comply with any Applicable Requirements. Likewise, Lessee shall give written notice to Lessor within 5 days after discovery of: (i) any water damage to the Premises and any suspected seepage, pooling, dampness or other condition conducive to the production of mold; or (ii) any mustiness or other odors that might indicate the presence of mold in the Premises. In addition, Lessee shall provide copies of all relevant material safety data sheets (MSDS) to Lessor within 10 days of the receipt of a written request therefor. In addition, Lessee shall provide Lessor with copies of its business license, certificate of occupancy and/or any similar document within 10 days of the receipt of a written request therefor.

6.4.

Inspection; Compliance. Lessor and Lessor’s “Lender” (as defined in Paragraph 28.1) and consultants authorized by Lessor shall have the right to enter into Premises at any time, in the case of an emergency, and otherwise at reasonable times after reasonable notice, for the purpose of inspecting and/or testing the condition of the Premises and/or for verifying compliance by Lessee with this Lease. The cost of any such inspections shall be paid by Lessor, unless a violation of Applicable Requirements, or a Hazardous Substance Condition (see paragraph 9.1) is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Lessee shall upon request reimburse Lessor for the cost of such inspection, so long as such inspection is reasonably related to the violation or contamination by Lessee. In addition, Lessee shall provide copies of all relevant material safety data sheets (MSDS) to Lessor within 10 days of the receipt of a written request therefor.

7.	Maintenance; Repairs; Utility Installations; Trade Fixtures and Alterations.

7.1.	Lessee’s Obligations.

7.1.1.

In General. Subject to the provisions of Paragraph 2.2 (Condition), 2.3 (Compliance), 6.3 (Lessee’s Compliance with Applicable Requirements), 7.2 (Lessor’s Obligations), 9 (Damage or Destruction), and 14 (Condemnation), Lessee shall, at Lessee’s sole expense, keep the Premises, Utility installations (intended for Lessee’s exclusive use, no matter where located), and Alterations in good order, condition and repair, including, but not limited to, all equipment or facilities, such as plumbing, HVAC equipment, electrical, lighting facilities, boilers, pressure vessels, fire protection system, fixtures, walls (interior and exterior), foundations, ceilings, roofs, roof drainage systems, floors, windows, doors, plate glass, skylights, landscaping, driveways, parking lots, fences, retaining walls, signs, sidewalks and parkways located in, on, or adjacent to the Premises in a condition consistent with the condition at the time of Lessee’s possession. Lessee, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Paragraph 7.1.2 below. Lessee shall, during the term of this

Lessor Initials	4	Lessee Initials

Lease, keep the exterior appearance of the Building (including, e.g. graffiti removal) consistent with the condition at the time of Lessee’s possession and the exterior appearance of other similar facilities of comparable age and size in the vicinity.

7.1.2.

Service Contracts. Subject to the provisions of Paragraph 2.2, Lessee shall, at Lessee’s sole expense, procure and maintain contracts in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (i) HVAC equipment, (ii) boiler, and pressure vessels, (iii) fire extinguishing systems, including fire alarm and/or smoke detection, (iv) landscaping and irrigation systems, (v) roof covering and drains, and (vi) clarifiers.

7.1.3.

Failure to Perform. If Lessee fails to perform Lessee’s obligations under this Paragraph 7.1, Lessor may enter upon the Premises after 10 days’ prior written notice to Lessee (except in the case of an emergency, in which case no notice shall be required), perform such obligations on Lessee’s behalf, and put the Premises in good order, condition and repair, and Lessee shall promptly pay to Lessor a sum equal to 100% of the cost thereof.

7.1.4.

Replacement. Subject to Lessee’s indemnification of Lessor as set forth in Paragraph 8.7 below, and without relieving Lessee of liability resulting from Lessee’s failure to exercise and perform good maintenance practices, if an item described in Paragraph 7.1.2 cannot be repaired other than at a cost which is in excess of 50% of the cost of replacing such item, then such item shall be replaced by Lessor, and the cost thereof shall be prorated between the Parties and Lessee shall only be obligated to pay, each month during the remainder of the term of this Lease, on the date on which Rent is due, an amount equal to the product of multiplying the cost of such replacement by a fraction, the numerator of which is one, and the denominator of which is 144 (i.e.. 1/144th of the cost per month).

7.2.

Lessor’s Obligations. Subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance), 9 (Damage or Destruction) and 14 (Condemnation), it is intended by the Parties hereto that Lessor have no obligation, in any manner whatsoever, to repair and maintain the Premises, or the equipment therein, all of which obligations are intended to be that of the Lessee. It is the intention of the Parties that the terms of this Lease govern the respective obligations of the Parties as to maintenance and repair of the Premises.

7.3.	Utility Installations; Trade Fixtures; Alterations.

7.3.1.

Definitions. The term “Utility Installations” refers to all floor and window coverings, air and/or vacuum lines, power panels, electrical distribution, fire protection systems, communication cabling, lighting fixtures, HVAC equipment, plumbing, and fencing in or on the Premises. The term “Trade Fixtures” shall mean Lessee’s machinery and equipment that can be removed without doing material damage to the Premises. The term “Alterations” shall mean any modification of the improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion. “Lessee Owned Alterations and/or Utility Installations” are defined as Alterations and/or Utility Installations made by Lessee that are not yet owned by Lessor pursuant to Paragraph 7.4.1.

7.3.2.

Consent. Lessee shall not make any Alterations or Utility Installations to the Premises without Lessor’s prior written consent. Lessee may, however, make nonstructural Alterations or Utility Installations to the interior of the Premises (excluding the roof) without such consent but upon notice to Lessor, as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof (except as provided in Paragraph 2.2) or any existing walls, will not affect the electrical, plumbing, and/or life safety systems, do not trigger the requirement for additional modifications and/or improvements to the Premises resulting from Applicable Requirements, such as compliance with Title 24. Notwithstanding the foregoing, except as provided in Paragraph 2.2, Lessee shall not make or permit any roof penetrations and/or install anything on the roof without the prior written approval of Lessor. Any Alterations or Utility Installations that Lessee shall desire to make, and which require the consent of the Lessor shall be presented to Lessor in written form with detailed plans. Consent shall be deemed conditioned upon Lessee’s: (i) acquiring all applicable governmental permits, (ii) furnishing Lessor with copies of both the permits and the plans and specifications prior to commencement of the work, and (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Any Alterations or Utility Installations shall be performed in a workmanlike manner with good and sufficient materials. Lessee shall promptly upon completion furnish Lessor with as built plans and specifications.

7.3.3.

Liens; Bonds. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or any interest therein. Lessee shall give Lessor not less than 10 days’ notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of non-responsibility. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof.

7.4.	Ownership; Removal; Surrender; and Restoration.

7.4.1.

Ownership. Subject to Lessor’s right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Lessee shall be the property of Lessee but considered a part of the Premises. Lessor may, at any time, elect in writing to be the owner of all or any specified part of the Lessee Owned Alterations and Utility Installations. Unless otherwise instructed per paragraph 7.4.2 hereof, all Lessee Owned Alterations and Utility Installations shall, at the expiration or termination of this Lease, become the property of Lessor and be surrendered by Lessee with the Premises.

7.4.2.

Removal. By delivery to Lessee of written notice from Lessor not earlier than 90 and not later than 30 days prior to the end of the term of this Lease, Lessor may require that any or all Lessee Owned Alterations or Utility Installations be removed by the expiration or termination of this Lease. Lessor may require the removal at any time of all or any part of any Lessee Owned Alterations or Utility Installations made without the required consent.

Lessor Initials	5	Lessee Initials

7.4.3.

Surrender; Restoration. Lessee shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair at least as good as at the time of Lessee’s possession, ordinary wear and tear excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. Lessee shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Lessee owned Alterations and/or Utility Installations, furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee. Lessee shall also remove from the Premises any and all Hazardous Substances brought onto the Premises by or for Lessee, or any third party (except Hazardous Substances which were deposited via underground migration from areas outside of the Premises) to the level specified in Applicable Requirements. Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee. Any personal property of Lessee not removed on or before the Expiration Date or any earlier termination date shall be deemed to have been abandoned by Lessee and may be disposed of or retained by Lessor as Lessor may desire. The failure by Lessee to timely vacate the Premises pursuant to this Paragraph 7.4.3 without the express written consent of Lessor shall constitute a holdover under the provisions of Paragraph 24.

8.	Insurance; Indemnity.

8.1.

Payment for Insurance. Lessee shall pay for all insurance required under Paragraph 8 except to the extent of the cost attributable to liability insurance carried by Lessor under Paragraph 8.2.2 in excess of $2,000,000 per occurrence. Premiums for policy periods commencing prior to or extending beyond the Lease term shall be prorated to correspond to the Lease term. Payment shall be made by Lessee to Lessor within 10 days following receipt of an invoice.

8.2.	Liability Insurance.

8.2.1.

Carried by Lessee. Lessee shall obtain and keep in force a Commercial General Liability policy of insurance protecting Lessee and Lessor as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with an annual aggregate of not less than $2,000,000. Lessee shall add Lessor as an additional insured by means of an endorsement at least as broad as the Insurance Service Organization’s Additional Insured Managers or Lessors of Premises” Endorsement. The policy shall not contain any intra-insured exclusions as between insured persons or organizations but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Lessee’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. Lessee shall provide an endorsement on its liability policy(ies) which provides that its insurance shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

8.2.2.

Carried by Lessor. Lessor shall maintain liability insurance as described in Paragraph 8.2.1, in addition to, and not in lieu of, the insurance required to be maintained by Lessee. Lessee shall not be named as an additional insured therein.

8.3.	Property Insurance Building, Improvements and Rental Value.

8.3.1.

Building and Improvements. The Lessor shall obtain and keep in force a policy or policies in the name of Lessor, with loss payable to Lessor, any ground-lessor, and to any Lender insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full insurable replacement cost of the Premises, as the same shall exist from time to time, or the amount required by any Lender, but in no event more than the commercially reasonable and available insurable value thereof. Lessee Owned Alterations and Utility Installations, Trade Fixtures, and Lessee’s personal property shall be insured by Lessee not by Lessor. If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake unless required by a Lender), including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located. If such insurance coverage has a deductible clause, the deductible amount shall not exceed $10,000 per occurrence, and Lessor shall be liable for such deductible amount in the event of an Insured Loss.

8.4.	Lessee’s Property; Business Interruption Insurance; Worker’s Compensation Insurance.

8.4.1.

Property Damage. Lessee shall obtain and maintain insurance coverage on all of Lessee’s personal property,Trade Fixtures, and Lessee Owned Alterations and Utility Installations. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $10,000 per occurrence. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property, Trade Fixtures and Lessee Owned Alterations and Utility Installations.

8.4.2.

Business Interruption. Lessee shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Lessee for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Lessee or attributable to prevention of access to the Premises as a result of such perils.

8.4.3.

Worker’s Compensation Insurance. Lessee shall obtain and maintain Worker’s Compensation Insurance in such amount as may be required by Applicable Requirements. Such policy shall include a ‘Waiver of Subrogation’ endorsement. Lessee shall provide Lessor with a copy of such endorsement along with the certificate of insurance or copy of the policy required by paragraph 8.5.

8.4.4.

No Representation of Adequate Coverage. Lessor makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Lessee’s property, business operations or obligations under this Lease.

Lessor Initials	6	Lessee Initials

8.5.

Insurance Policies. Insurance required herein shall be by companies maintaining during the policy term a “General Policyholders Rating” of at least A, VII, as set forth in the most current issue of “Best’s Insurance Guide”, or such other rating as may be required by a Lender. Lessee shall not do or permit to be done anything which invalidates the required insurance policies. The Parties shall, prior to the Start Date, deliver to the other Party certified copies of policies of such insurance or certificates with copies of the required endorsements evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after 30 days’ prior written notice to Lessor. Lessee shall, at least 10 days prior to the expiration of such policies, furnish Lessor with evidence of renewals or “insurance binders” evidencing renewal thereof. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.

8.6.

Waiver of Subrogation. Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, so long as the insurance is not invalidated thereby.

8.7.

Indemnity. Except for Lessor’s gross negligence or willful misconduct, or any claim relating to hazardous or toxic materials except to the extent such claim arises out of a breach by Lessee, Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its agents, Lessor’s master or ground lessor, partners and Lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, a Breach of the Lease by Lessee and/or the use and/or occupancy of the Premises and/or Project by Lessee and/or by Lessee’s employees, contractors or invitees. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee’s expense and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified. Except for Lessee’s gross negligence or willful misconduct, or any claim relating to hazardous or toxic materials to the extent such claim arises out of a breach by Lessee, Lessor shall indemnify, protect, defend, and hold harmless Lessee and its agents, Lessee’s master or ground lessee, partners and Lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, a Breach of the Lease by Lessor and/or the use and/or occupancy of the Premises and/or Project by Lessor and/or by Lessor’s employees, contractors or invitees. If any action or proceeding is brought against Lessee by reason of any of the foregoing matters, Lessor shall upon notice defend the same at Lessor’s expense by counsel reasonably satisfactory to Lessee and Lessee shall cooperate with Lessor in such defense. Lessee need not have first paid any such claim in order to be defended or indemnified.

8.8.

Exemption of Lessor and its Agents from Liability. Notwithstanding the negligence or breach of this Lease by Lessor or its agents, neither Lessor nor its agents shall be liable under any circumstances for: (i) injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, indoor air quality, the presence of mold or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the building of which the Premises are a part, or from other sources or places, (ii) any damages arising from any act or neglect of any other tenant of Lessor or from the failure of Lessor or its agents to enforce the provisions of any other lease in the Project, or (iii) injury to Lessee’s business or for any loss of income or profit therefrom. Instead, it is intended that Lessee’s sole recourse in the event of such damages or injury be to file a claim on the insurance policy(ies) that Lessee is required to maintain pursuant to the provisions of paragraph 8.

9.	Damage or Destruction.

9.1.	Definitions.

9.1.1.

“Premises Partial Damage” shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations and Utility Installations, which can reasonably be repaired in 6 months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

9.1.2.

“Premises Total Destruction” shall mean damage or destruction to the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which cannot reasonably be repaired in 6 months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

9.1.3.

“Insured Loss” shall mean damage or destruction to improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Paragraph 8.3.1, irrespective of any deductible amounts or coverage limits involved.

9.1.4.

“Replacement Cost” shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

9.1.5.

“Hazardous Substance Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance, in, on, or under the Premises which requires restoration.

9.2.

Partial Damage – Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, then Lessor shall, at Lessor’s expense, repair such damage (but not Lessee’s Trade Fixtures or Lessee Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Lessee shall, at Lessor’s election, make the repair of any damage or destruction the total cost to repair of which

Lessor Initials	7	Lessee Initials

is $10,000 or less, and, in such event, Lessor shall make any applicable insurance proceeds available to Lessee on a reasonable basis for that purpose. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repair, the Insuring Party shall promptly contribute the shortage in proceeds (except as to the deductible which is Lessee’s responsibility) as and when required to complete said repairs. In the event, however, such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides Lessor with the funds to cover same, or adequate assurance thereof, within 10 days following receipt of written notice of such shortage and request therefor. If Lessor receives said funds or adequate assurance thereof within said 10-day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect. If such funds or assurance are not received, Lessor may nevertheless elect by written notice to Lessee within 10 days thereafter to: (i) make such restoration and repair as is commercially reasonable with Lessor paying any shortage in proceeds, in which case this Lease shall remain in full force and effect, or (ii) have this Lease terminate upon 90 days’ notice. Lessee shall not be entitled to reimbursement of any funds contributed by Lessee to repair any such damage or destruction. Premises Partial Damage due to flood or earthquake shall be subject to Paragraph 9.3, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either Party.

9.3.

Partial Damage – Uninsured Loss. If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee’s expense), Lessor may either: (i) repair such damage as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (ii) terminate this Lease by giving written notice to Lessee within 30 days after receipt by Lessor of knowledge of the occurrence of such damage. Such termination shall be effective 90 days following the date of such notice. In the event Lessor elects to terminate this Lease, Lessee shall have the right within 10 days after receipt of the termination notice to give written notice to Lessor of Lessee’s commitment to pay for the repair of such damage without reimbursement from Lessor. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days after making such commitment. In such event this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Lessee does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

9.4.

Total Destruction. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, this Lease shall terminate 60 days following such Destruction. If the damage or destruction was caused by the gross negligence or willful misconduct of Lessee, Lessor shall have the right to recover Lessor’s damages from Lessee, except as provided in Paragraph 8.6.

9.5.

Damage Near End of Term. If at any time during the last 6 months of this Lease there is damage for which the cost to repair exceeds 1 month’s Base Rent, whether or not an Insured Loss, Lessor may terminate this Lease effective 90 days following the date of occurrence of such damage by giving a written termination notice to Lessee within 30 days after the date of occurrence of such damage. Notwithstanding the foregoing, if Lessee at that time has an exercisable option to extend this Lease or to purchase the Premises, then Lessee may preserve this Lease by, (a) exercising such option and (b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is 10 days after Lessee’s receipt of Lessor’s written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor’s commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Lessee’s option shall be extinguished.

9.6.	Abatement of Rent; Lessee’s Remedies.

9.6.1.

Abatement. In the event of Premises Partial Damage or Premises Total Destruction or a Hazardous Substance Condition for which Lessee is not responsible under this Lease, the Rent payable by Lessee for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Lessee’s use of the Premises is impaired. All other obligations of Lessee hereunder shall be performed by Lessee, and Lessor shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

9.6.2.

Remedies. If Lessor is obligated to repair or restore the Premises and does not commence, in a substantial and meaningful way, such repair or restoration within 90 days after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to any Lenders of which Lessee has actual notice, of Lessee’s election to terminate this Lease on a date not less than 60 days following the giving of such notice. If Lessee gives such notice and such repair or restoration is not commenced within 30 days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within such 30 days, this Lease shall continue in full force and effect. “Commence” shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

9.7.

Termination; Advance Payments. Upon termination of this Lease pursuant to Paragraph 6.2.7 or Paragraph 9, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee’s Security Deposit as has not been, or is not then required to be, used by Lessor.

10.	Real Property Taxes.

10.1.

Definition. As used herein, the term “Real Property Taxes” shall include any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Lessor in the Premises or the Project, Lessor’s right to other income therefrom, and/or Lessor’s business of leasing,

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by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Building address. Real Property Taxes shall also include any tax, fee, levy, assessment or charge, or any increase therein: (i) imposed by reason of events occurring during the term of this Lease not including a change in the ownership of the Premises, and (ii) levied or assessed on machinery or equipment provided by Lessor to Lessee pursuant to this Lease. In the event of the sale of the Premises by Lessor, Lessee shall not be responsible for the increase in Real Property Taxes.

10.2.

Payment of Taxes. In addition to Base Rent, Lessee shall pay to Lessor Real Property Tax in an amount equal to (v) the amount of the Real Property Tax bill; (w) minus the increase in the Real Property Taxes in the event of sale of the Premises by Lessor; (x) the sum of v-w divided by 12; (y) times the percentage of the Premises occupied by Licensee; (z) multiplied by the number of months that percentage of occupancy (y) applies. For illustrative purposes only: if (v) equals $140,000, (w) equals $20,000 and (y) equals 6 months at 50% and 6 months at 100% the formula results would be (v) $140,000 – (w) $20,000O = (x) $ 120,000 divided by 12 = (y) $10,000 , then z = $10,000 (y) times 50% times 6 plus $10,000 (y) times 100% times 6 = $30,000 + $60,000 = $90,000 of the Real Property Tax Bill would be paid by the Lessee. Lessee shall be occupying 44% of the Premises from April 1 to August 31, 2020. 100% occupancy of the Premises shall commence on September 1, 2020. Payment to the Lessor by Lessee will be made within 30 days from receipt of an invoice from Lessor accompanied by a copy of the Real Property Tax installment bill. In the event Lessor does not pay the Real Property installment by the due date, Lessee shall not be responsible for any late payment fees. In the event the Real Property Taxes are not paid by Lessor, Lessee may pay the Real Property installment and deduct the monthly Base Rent until fully paid. If any such installment shall cover any period of time prior to or after the expiration or termination of this Lease, Lessee’s share of such installment shall be prorated.

10.3.

Personal Property Taxes. Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon Lessee Owned Alterations, Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee. When possible, Lessee shall cause its Lessee Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor. If any of Lessee’s said property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee’s property within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee’s property.

11.

Utilities and Services. Lessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. There shall be no abatement of rent and Lessor shall not be liable in any respect whatsoever for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to riot, strike, labor dispute, breakdown, accident, repair or other cause beyond Lessor’s reasonable control or in cooperation with governmental request or directions. Within fifteen days of Lessor’s written request, Lessee agrees to deliver to Lessor such information, documents and/or authorization as Lessor needs in order for Lessor to comply with new or existing Applicable Requirements relating to commercial building energy usage, ratings, and/or the reporting thereof.

12.	Assignment and Subletting.

12.1.	Lessor’s Consent Required.

12.1.1.

Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, “assign or assignment”) or sublet all or any part of Lessee’s interest in this Lease or in the Premises without Lessor’s prior written consent. Notwithstanding the foregoing, Lessor’s consent shall not be required for an assignment by Lessee in connection with a merger, consolidation, reorganization, change of control, or sale of all or substantially all of Lessee’s assets.

12.1.2.

An assignment or subletting without consent shall, at Lessor’s option, be a Default curable after notice per Paragraph 13.1.4, or a non-curable Breach without the necessity of any notice and grace period. If Lessor elects to treat such unapproved assignment or subletting as a non-curable Breach, Lessor may either: (i) terminate this Lease upon 90 days’ notice, or (ii) upon 30 days written notice, increase the monthly Base Rent to 105% of the Base Rent then in effect.

12.1.3.

Notwithstanding the foregoing, allowing a de minimis portion of the Premises, i.e. 100 square feet or less, to be used by a third-party vendor in connection with the installation of a vending machine or payphone shall not constitute a subletting.

12.2.	Terms and Conditions Applicable to Assignment and Subletting.

12.2.1.

Regardless of Lessor’s consent, no assignment or subletting shall : (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Lessee under this Lease, (ii) release Lessee of any obligations hereunder, or (iii) alter the primary liability of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee.

12.2.2.

Lessor may accept Rent or performance of Lessee’s obligations from any person other than Lessee pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Lessor’s right to exercise its remedies for Lessee’s Default or Breach.

12.2.3.	Lessor’s consent to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting.

12.2.4.

In the event of any Default or Breach by Lessee, Lessor may proceed directly against Lessee or anyone else responsible for the performance of Lessee’s obligations under this Lease, including any assignee or sublessee, without first exhausting Lessor’s remedies against any other person or entity responsible therefor to Lessor, or any security held by Lessor.

12.2.5.

Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessor’s determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, including but not limited to the intended use and/or required modification of the Premises, if any. Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested. (See also Paragraph 34)

12.2.6.

Any assignee of, or sublessee under, this Lease shall, by reason of accepting such assignment, entering into such sublease, or entering into possession of the Premises or any portion thereof, be deemed to have assumed

Lessor Initials	9	Lessee Initials

and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Lessee during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Lessor has specifically consented to in writing.

12.3.

Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

12.3.1.

Lessee hereby assigns and transfers to Lessor all of Lessee’s interest in all Rent payable on any sublease, and Lessor may collect such Rent and apply same toward Lessee’s obligations under this Lease; provided, however, that until a Breach shall occur in the performance of Lessee’s obligations, Lessee may collect said Rent. In the event that the amount collected by Lessor exceeds Lessee’s then outstanding obligations any such excess shall be refunded to Lessee. Lessor shall not, by reason of the foregoing or any assignment of such sublease, nor by reason of the collection of Rent, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee’s obligations to such sublessee. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a Breach exists in the performance of Lessee’s obligations under this Lease, to pay to Lessor all Rent due and to become due under the sublease. Sublessee shall rely upon any such notice from Lessor and shall pay all Rents to Lessor without any obligation or right to inquire as to whether such Breach exists, notwithstanding any claim from Lessee to the contrary.

12.3.2.

In the event of a Breach by Lessee, Lessor may, at its option, require sublessee to attorn to Lessor, in which event Lessor shall undertake the obligations of the sublessor under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to such sublessor or for any prior Defaults or Breaches of such sublessor.

12.3.3.	Any matter requiring the consent of the sublessor under a sublease shall also require the consent of Lessor.

12.3.4.	No sublessee shall further assign or sublet all or any part of the Premises without Lessor’s prior written consent.

12.3.5.

Lessor shall deliver a copy of any notice of Default or Breach by Lessee to the sublessee, who shall have the right to cure the Default of Lessee within the grace period, if any, specified in such notice. The sublessee shall have a right of reimbursement and offset from and against Lessee for any such Defaults cured by the sublessee.

13.	Default; Breach; Remedies.

13.1.

Default; Breach. A “Default” is defined as a failure by the Lessee to comply with or perform any of the terms, covenants, conditions or Rules and Regulations under this Lease. A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Lessee to cure such Default within any applicable grace period:

13.1.1.

The abandonment of the Premises; or the vacating of the Premises without providing a commercially reasonable level of security, or where the coverage of the property insurance is jeopardized as a result thereof, or without providing reasonable assurances to minimize potential vandalism.

13.1.2.

The failure of Lessee to make any payment of Rent or any Security Deposit required to be made by Lessee hereunder, whether to Lessor or to a third party, when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease which endangers or threatens life or property, where such failure continues fora period of 3 business days following written notice to Lessee. The acceptance by Lessor of a partial payment of Rent or Security Deposit shall not constitute a waiver of any of Lessor’s rights, including Lessor’s right to recover possession of the Premises.

13.1.3.

The failure of Lessee to allow Lessor and/or its agents access to the Premises or the commission of waste, act or acts constituting public or private nuisance, and/or an illegal activity on the Premises by Lessee, where such actions continue fora period of 3 business days following written notice to Lessee. In the event that Lessee commits waste, a nuisance or an illegal activity a second time then, the Lessor may elect to treat such conduct as a non-curable Breach rather than a Default.

13.1.4.

The failure by Lessee to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the service contracts, (iii) the rescission of an unauthorized assignment or subletting, (iv) an Estoppel Certificate, (v) a requested subordination, (vi) material safety data sheets (MSDS), or (vii) any other documentation or information which Lessor may reasonably require of Lessee under the terms of this Lease, where any such failure continues fora period of 10 days following written notice to Lessee.

13.1.5.

A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease other than those described in subparagraphs 13.1.1, 13.1.2, 13.1.3, or 13.1.4, above, where such Default continues for a period of 30 days after written notice; provided, however, that if the nature of Lessee’s Default is such that more than 30 days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said 30 day period and thereafter diligently prosecutes such cure to completion.

13.1.6.

The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this subparagraph is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

13.2.

Remedies. If Lessee fails to perform any of its affirmative duties or obligations, within 10 days after written notice (or in case of an emergency, without notice), Lessor may, at its option, perform such duty or obligation on Lessee’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. Lessee shall pay to Lessor an amount equal to 100% of the costs and expenses incurred by Lessor in such performance upon receipt of an invoice therefor. In the event of a Breach, Lessor may,

Lessor Initials	10	Lessee Initials

with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach:

13.2.1.

Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate, and Lessee shall immediately surrender possession to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Lessor in connection with this Lease applicable to the unexpired term of this Lease. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent. Efforts by Lessor to mitigate damages caused by Lessee’s Breach of this Lease shall not waive Lessor’s right to recover any damages to which Lessor is otherwise entitled. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Lessee under the unlawful detainer statute shall also constitute the notice required by Paragraph 13.1. In such case, the applicable grace period required by Paragraph 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

13.2.2.

Continue the Lease and Lessee’s right to possession and recover the Rent as it becomes due, in which event Lessee may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor’s interests, shall not constitute a termination of the Lessee’s right to possession.

13.2.3.

Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee’s occupancy of the Premises.

13.3.	Breach by Lessor.

13.3.1.

Notice of Breach. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Paragraph, a reasonable time shall in no event be less than 30 days after receipt by Lessor, and any Lender whose name and address shall have been furnished to Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than 15 days are reasonably required for its performance, then Lessor shall not be in breach if performance is commenced within such 15 day period and thereafter diligently pursued to completion.

13.3.2.

Performance by Lessee on Behalf of Lessor. In the event that neither Lessor nor Lender cures said breach within 30 days after receipt of said notice, or if having commenced said cure they do not diligently pursue it to completion, then Lessee may elect to cure said breach at Lessee’s expense and offset from Rent(s) the actual and reasonable cost to perform such cure.

14.

Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the Building is taken by Condemnation, Lessee may, at Lessee’s option, to be exercised in writing within 30 days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within 10 days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Lessee shall be entitled to any compensation paid by the condemnor for Lessee’s relocation expenses, loss of business goodwill and/or Trade Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph. All Alterations and Utility Installations made to the Premises by Lessee, for purposes of Condemnation only, shall be considered the property of the Lessee and Lessee shall be entitled to any and all compensation which is payable therefor. In the event that this Lease is not terminated by reason of the Condemnation, Lessor shall repair any damage to the Premises caused by such Condemnation.

15.	Estoppel Certificates.

15.1.

Each Party (as “Responding Party”) shall within 10 days after written notice from the other Party (the “Requesting Party”) execute, acknowledge and deliver to the Requesting Party a statement in writing plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party.

15.2.

If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such 10 day period, the Requesting Party may execute an Estoppel Certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii) there are no uncured defaults in the Requesting Party’s performance, and (iii) if Lessor is the Requesting Party, not more than one month’s rent has been

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paid in advance. Prospective purchasers and encumbrancers may rely upon the Requesting Party’s Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate.

15.3.

If Lessor desires to finance, refinance, or sell the Premises, or any part thereof, Lessee shall within 10 days after written notice from Lessor deliver to any potential lender or purchaser designated by Lessor such financial statements as may be reasonably required by such lender or purchaser, including but not limited to Lessee’s financial statements for the past 3 years. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

16.

Definition of Lessor. The term “Lessor” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Lessee’s interest in the prior lease. In the event of a transfer of Lessor’s title or interest in the Premises or this Lease, Lessor shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Lessor. Upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Lessor. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Lessor shall be binding only upon the Lessor as hereinabove defined.

17.	Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

18.	Days. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

19.

Limitation on Liability. The obligations of Lessor under this Lease shall not constitute personal obligations of Lessor, or its partners, members, directors, officers or shareholders, and Lessee shall look to the Premises, and to no other assets of Lessor, for the satisfaction of any liability of Lessor with respect to this Lease, and shall not seek recourse against Lessor’s partners, members, directors, officers or shareholders, or any of their personal assets for such satisfaction.

20.	Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

21.

No Prior or Other Agreements. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective.

22.	Notices.

22.1.

Notice Requirements. All notices required or permitted by this Lease or applicable law shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission, or by email, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 22. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice, except that upon Lessee’s taking possession of the Premises, the Premises shall constitute Lessee’s address for notice. A copy of all notices to Lessor shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate in writing.

22.2.

Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given 72 hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantees next day delivery shall be deemed given 24 hours after delivery of the same to the Postal Service or courier. Notices delivered by hand or transmitted by facsimile transmission or by email shall be deemed delivered upon actual receipt. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

22.3.

Options. Notwithstanding the foregoing, in order to exercise any Options (see paragraph 36), the Notice must be sent by Certified Mail (return receipt requested), Express Mail (signature required), courier (signature required) or some other methodology that provides a receipt establishing the date the Notice was received by the Lessor.

23.	Waivers.

23.1.

No waiver by Lessor of the Default or Breach of any term, covenant or condition hereof by Lessee, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Lessee of the same or of any other term, covenant or condition hereof. Lessor’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent.

23.2.

The acceptance of Rent by Lessor shall not be a waiver of any Default or Breach by Lessee. Any payment by Lessee may be accepted by Lessor on account of monies or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

23.3.

The Parties agree that the terms of this Lease shall govern with regard to all matters related thereto and hereby waive the provisions of any present or future statute to the extent that such statute is inconsistent with this Lease.

24.

No Right to Holdover. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee holds over, then the Base Rent shall be increased to 120% of the Base Rent applicable immediately preceding the expiration or termination. Holdover Base Rent shall be calculated on monthly basis. Nothing contained herein shall be construed as consent by Lessor to any holding over by Lessee.

25.	Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

26.

Covenants and Conditions; Construction of Agreement. All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

Lessor Initials	12	Lessee Initials

27.

Binding Effect; Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located. Signatures to this Lease accomplished by means of electronic signature or similar technology shall be legal and binding.

28.	Subordination; Attornment; Non- Disturbance.

28.1.

Subordination. This Lease and any Option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Lessee agrees that the holders of any such Security Devices (in this Lease together referred to as “Lender”) shall have no liability or obligation to perform any of the obligations of Lessor under this Lease. Any Lender may elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Lessee, whereupon this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

28.2.

Attornment. In the event that Lessor transfers title to the Premises, or the Premises are acquired by another upon the foreclosure or termination of a Security Device to which this Lease is subordinated (i) Lessee shall, subject to the non-disturbance provisions of Paragraph 28.3, attorn to such new owner, and upon request, enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remainder of the term hereof, or, at the election of the new owner, this Lease will automatically become a new lease between Lessee and such new owner, and (ii) Lessor shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Lessor’s obligations, except that such new owner shall not: (a) be liable for any act or omission of any prior Lessor or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Lessee might have against any prior Lessor, or (c) be bound by prepayment of more than one month’s rent.

28.3.

Non-Disturbance. With respect to Security Devices entered into by Lessor after the execution of this Lease, Lessee’s subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a “Non-Disturbance Agreement”) from the Lender which Non-Disturbance Agreement provides that Lessee’s possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises. Further, within 60 days after the execution of this Lease, Lessor shall, if requested by Lessee, use its commercially reasonable efforts to obtain a Non-Disturbance Agreement from the holder of any preexisting Security Device which is secured by the Premises. In the event that Lessor is unable to provide the Non-Disturbance Agreement within said 60 days, then Lessee may, at Lessee’s option, directly contact Lender and attempt to negotiate for the execution and delivery of a Non- Disturbance Agreement.

28.4.

Self-Executing. The agreements contained in this Paragraph 28 shall be effective without the execution of any further documents; provided, however, that, upon written request from Lessor or a Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.

29.

Attorneys’ Fees. If any Party brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Lessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach ($200 is a reasonable minimum per occurrence for such services and consultation).

30.

Lessor’s Access; Showing Premises; Repairs. Lessor and Lessor’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times after reasonable prior notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements or additions to the Premises as Lessor may deem necessary or desirable and the erecting, using and maintaining of utilities, services, pipes and conduits through the Premises and/or other premises as long as there is no material adverse effect on Lessee’s use of the Premises. All such activities shall be without abatement of rent or liability to Lessee.

31.	Auctions. Lessee shall not conduct, nor permit to be conducted, any auction upon the Premises without Lessor’s prior written consent.

32.

Signs. Tenant shall have full signage rights (within city code). Lessor may place on the Premises ordinary “For Sale” signs at any time and ordinary “For Lease” signs during the last 6 months of the term hereof. Except for ordinary “for sublease” signs, Lessee shall not place any sign upon the Premises without Lessor’s prior written consent. All signs must comply with all Applicable Requirements.

33.

Termination; Merger. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Lessor may elect to continue any one or all existing sub-tenancies. Lessor’s failure within 10 days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor’s election to have such event constitute the termination of such interest.

34.

Consents. All requests for consent shall be in writing. Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed. Lessor’s actual reasonable costs and expenses (including but not limited to architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Lessee for any Lessor consent, including but not limited to consents to an assignment, a subletting or the presence or use of a Hazardous Substance, shall

Lessor Initials	13	Lessee Initials

be paid by Lessee upon receipt of an invoice and supporting documentation therefor. Lessor’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Lessor at the time of such consent. The failure to specify herein any particular condition to Lessor’s consent shall not preclude the imposition by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within 10 business days following such request.

35.

Quiet Possession. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions and provisions on Lessee’s part to be observed and performed under this Lease, Lessee shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

36.	Options. If Lessee is granted any Option, as defined below, then the following provisions shall apply.

36.1.

Definition. “Option” shall mean: (a) the right to extend or reduce the term of or renew this Lease or to extend or reduce the term of or renew any lease that Lessee has on other property of Lessor; (b) the right of first refusal or first offer to lease either the Premises or other property of Lessor; (c) the right to purchase, the right of first offer to purchase or the right of first refusal to purchase the Premises or other property of Lessor.

36.2.	Multiple Options. In the event that Lessee has any multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Options have been validly exercised.

36.3.	Effect of Default on Options.

36.3.1.

Lessee shall have no right to exercise an Option: (i) during the period commencing with the giving of any notice of Default and continuing until said Default is cured, (ii) during the period of time any Rent is unpaid (without regard to whether notice thereof is given Lessee), or (iii) during the time Lessee is in Breach of this Lease.

36.3.2.	The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Lessee’s inability to exercise an Option because of the provisions of Paragraph 36.3.1.

36.3.3.

An Option shall terminate and be of no further force or effect, notwithstanding Lessee’s due and timely exercise of the Option, if, after such exercise and prior to the commencement of the extended term or completion of the purchase, (i) Lessee fails to pay Rent for a period of 30 days after such Rent becomes due (without any necessity of Lessor to give notice thereof), or (ii) if Lessee commits a Breach of this Lease.

36.4.

OPTION(S) TO EXTEND: Lessor hereby grants to Lessee the option to extend the term of this Lease for 3 additional 60-month periods commencing when the prior term expires upon each and all of the following terms and conditions:

36.4.1.

In order to exercise an option to extend, Lessee must give written notice of such election to Lessor and Lessor must receive the same at least 6 but not more than 9 months prior to the date that the option period would commence, time being of the essence. If proper notification of the exercise of an option is not given and/or received, such option shall automatically expire. Options (if there are more than one) may only be exercised consecutively.

36.4.2.	The provisions of paragraph 36, including those relating to Lessee’s Default set forth in paragraph 36.3 of this Lease, are conditions of this Option.

36.4.3.	Except for the provisions of this Lease granting an option or options to extend the term, all of the terms and conditions of this Lease except where specifically modified by this option shall apply.

36.4.4.	The monthly rent for each month of the option period shall be calculated as follows, using the method indicated below:

36.4.4.1.	Fixed Rental Adjustment(s) (FRA): The Base Rent shall be adjusted to the following amounts on the dates set forth below:

On (Fill in FRA Adjustment Dates)	The New Base Rent shall be:
February 1, 2026 - January 31, 2027	$81,859.73 per month
February 1, 2027 - January 31, 2028	$84,315.52 per month
February 1, 2028 - January 31, 2029	$86.844.98 per month
February 1, 2029 - January 31, 2030	$89,450.33 per month
February 1, 2030 - January 31, 2031	$92,133.84 per month
February 1, 2031 - January 31, 2032	$94,897.86 per month
February 1, 2032 - January 31, 2033	$97,744.80 per month
February 1, 2033 - January 31, 2034	$100,677.14 per month
February 1, 2034 - January 31, 2035	$103,697.45 per month
February 1, 2035 - January 31, 2036	$106,808.38 per month
February 1, 2036 - January 31, 2037	$110,012.63 per month
February 1, 2037 - January 31, 2038	$113,313.01 per month
February 1, 2038 - January 31, 2039	$116,712.40 per month
February 1, 2039 - January 31, 2040	$120,213.77 per month
February 1, 2040 - January 31, 2041	$123,820.18 per month

36.5.	NOTICE: Unless specified otherwise herein, notice of any rental adjustments, other than Fixed Rental Adjustments, shall be made as specified in Paragraph 22 of the Lease.

37.

Security Measures. Lessee hereby acknowledges that the Rent payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

38.

Reservations. Lessor reserves to itself the right, from time to time, to grant, without the consent or joinder of Lessee, such easements, rights and dedications that Lessor deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Lessee. Lessee agrees to sign any documents reasonably requested by Lessor to effectuate any such easement rights, dedication, map or restrictions.

39.

Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have

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the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay. A Party who does not initiate suit for the recovery of sums paid “under protest” within 6months shall be deemed to have waived its right to protest such payment.

40.	Authority; Multiple Parties; Execution.

40.1.

If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each Party shall, within 30 days after request, deliver to the other Party satisfactory evidence of such authority.

40.2.

If this Lease is executed by more than one person or entity as “Lessee”, each such person or entity shall be jointly and severally liable hereunder. It is agreed that any one of the named Lessees shall be empowered to execute any amendment to this Lease, or other document ancillary thereto and bind all of the named Lessees, and Lessor may rely on the same as if all of the named Lessees had executed such document.

40.3.	This Lease may be executed by the Parties in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

41.	Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

42.

Offer. Preparation of this Lease by either Party and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

43.

Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee’s obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

44.	Waiver of Jury Trial. The Parties hereby waive their respective rights to trial by jury in any action or proceeding involving the property or arising out of this agreement.

45.	Arbitration of Disputes.

45.1.

ARBITRATION OF DISPUTES: Except as provided in Paragraph 45.2 below, the Parties agree to resolve any and all claims, disputes or disagreements arising under this Lease, including, but not limited to any matter relating to Lessor’s failure to approve an assignment, sublease or other transfer of Lessee’s interest in the Lease under Paragraph 12 of this Lease, any other defaults by Lessor, or any defaults by Lessee by and through arbitration as provided below and irrevocably waive any and all rights to the contrary. The Parties agree to at all times conduct themselves in strict, full, complete and timely accordance with the terms hereof and that any attempt to circumvent the terms of this Arbitration Agreement shall be absolutely null and void and of no force or effect whatsoever.

45.2.

DISPUTES EXCLUDED FROM ARBITRATION: The following claims, disputes or disagreements under this Lease are expressly excluded from the arbitration procedures set forth herein: 1. Disputes for which a different resolution determination is specifically set forth in this Lease, 2. All claims by either party which (a) seek anything other than enforcement or determination of rights under this Lease, or (b) are primarily founded upon matters of fraud, willful misconduct, bad faith or any other allegations of tortious action, and seek the award of punitive or exemplary damages, 3. Claims relating to (a) Lessor’s exercise of any unlawful detainer rights pursuant to applicable law or (b) rights or remedies used by Lessor to gain possession of the Premises or terminate Lessee’s right of possession to the Premises, all of which disputes shall be resolved by suit filed in the applicable court of jurisdiction, the decision of which court shall be subject to appeal pursuant to applicable law 4. Any claim or dispute that is within the jurisdiction of the Small Claims Court and 5. All claims arising under Paragraph 36 of this Lease.

45.3.

APPOINTMENT OF AN ARBITRATOR: All disputes subject to this Arbitration Agreement, shall be determined by binding arbitration as may be otherwise mutually agreed by Lessor and Lessee (the “Arbitrator”). In the event that the parties elect to use an arbitrator other than one affiliated with JAMS or AAA then such arbitrator shall be obligated to comply with the Code of Ethics for Arbitrators in Commercial Disputes (see: http://www.adr.org/aaa/ShowProperty?nodeId=/UCM/ADRSTG_003867). Such arbitration shall be initiated by the Parties, or either of them, within 10 days after either party sends written notice (the “Arbitration Notice”) of a demand to arbitrate by registered or certified mail to the other party and to the Arbitrator. The Arbitration Notice shall contain a description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the remedy or determination sought. If the Parties have agreed to use JAMS, they may agree on a retired judge from the JAMS panel. If they are unable to agree within 10 days, JAMS will provide a list of 3 available judges and each party may strike 1. The remaining judge (or if there are 2, the 1 selected by JAMS) will serve as the Arbitrator. If the Parties have elected to utilize AAA or some other organization, the Arbitrator shall be selected in accordance with said organization’s rules. In the event the Arbitrator is not selected as provided for above for any reason, the party initiating arbitration shall apply to the appropriate Court for the appointment of a qualified referred judge to act as the Arbitrator.

45.4.	ARBITRATION PROCEDURE:

45.4.1.

PREHEARING ACTIONS. The Arbitrator shall schedule a prehearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The Parties will submit proposed discovery schedules to the Arbitrator at the prehearing conference. The scope and duration of discovery will be within the sole discretion of the Arbitrator. The Arbitrator shall have the discretion to order a prehearing exchange of information by the Parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances. The Arbitrator shall issue subpoenas and subpoenas duces tecum as provided for in the applicable statutory or case law (e.g., in California Code of Civil Procedure Section 1282.6).

45.4.2.

THE DECISION. The arbitration shall be conducted in the city or county within which the Premises are located at a reasonably convenient site. Any Party may be represented by counsel or other authorized representative. In rendering a decision(s), the Arbitrator shall determine the rights and obligations of the Parties according to

Lessor Initials	15	Lessee Initials

the substantive laws and the terms and provisions of this Lease. The Arbitrator’s decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination and/or grant any remedy or relief that is just and equitable. The decision must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the court of applicable jurisdiction, subject only to challenge on the grounds set forth in the applicable statutory or case law (e.g., in California Code of Civil Procedure Section 1286.2). The validity and enforceability of the Arbitrator’s decision is to be determined exclusively by the court of appropriate jurisdiction pursuant to the provisions of this Lease. The Arbitrator may award costs, including without limitation, Arbitrator’s fees and costs, attorneys’ fees, and expert and witness costs, to the prevailing party, if any, as determined by the Arbitrator in his discretion.

45.4.3.

Whenever a matter which has been submitted to arbitration involves a dispute as to whether or not a particular act or omission (other than a failure to pay money) constitutes a Default, the time to commence or cease such action shall be tolled from the date that the Notice of Arbitration is served through and until the date the Arbitrator renders his or her decision. Provided, however, that this provision shall NOT apply in the event that the Arbitrator determines that the Arbitration Notice was prepared in bad faith.

45.4.4.

Whenever a dispute arises between the Parties concerning whether or not the failure to make a payment of money constitutes a default, the service of an Arbitration Notice shall NOT toll the time period in which to pay the money. The Party allegedly obligated to pay the money may, however, elect to pay the money “under protest” by accompanying said payment with a written statement setting forth the reasons for such protest. If thereafter, the Arbitrator determines that the Party who received said money was not entitled to such payment, said money shall be promptly returned to the Party who paid such money under protest together with Interest thereon as defined in Paragraph 13.4. If a Party makes a payment “under protest” but no Notice of Arbitration is filed within thirty days, then such protest shall be deemed waived. (See also Paragraph 38 or 39)

46.	Accessibility; Americans with Disabilities Act.

46.1.

The Premises: have not undergone an inspection by a Certified Access Specialist (CASp). Note: A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or Lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the Lessee or tenant, if requested by the Lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.

46.2.

Since compliance with the Americans with Disabilities Act (ADA) and other state and local accessibility statutes are dependent upon Lessee’s specific use of the Premises, Lessor makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation. In the event that Lessee’s use of the Premises requires modifications or additions to the Premises in order to be in compliance with ADA or other accessibility statutes, Lessee agrees to make any such necessary modifications and/or additions at Lessee’s expense.

47.	Right of First Refusal to Purchase.

47.1.

Lessor shall not, at any time prior to the expiration of the term of this Lease, or any extension thereof, sell the Premises, or any interest therein, without first giving written notice thereof to Lessee, which notice is hereinafter referred to as “Notice of Sale”.

47.2.

The Notice of Sale shall include the exact and complete terms of the proposed sale and shall have attached thereto a copy of the bona fide offer and counteroffer, if any, duly executed by both Lessor and the prospective purchaser.

47.3.

For a period of 12 calendar days after receipt by Lessee of the Notice of Sale, Lessee shall have the right to give written notice to Lessor of Lessee’s exercise of Lessee’s right to purchase the Premises, the interest therein proposed to be sold, or the property of which the Premises are a part, on the same terms, price and conditions as set forth in the Notice of Sale. In the event that Lessor does not receive written notice of Lessee’s exercise of the right herein granted within said 12 day period, there shall be a conclusive presumption that Lessee has elected NOT to exercise Lessee’s right hereunder, and Lessor may complete the sale to the prospective purchaser, on the same terms set forth in the Notice of Sale.

47.4.

In the event that Lessee declines to exercise its right of first refusal after receipt of the Notice of Sale, and, thereafter, Lessor and the prospective purchaser modify by more than 5%, (i) the sales price, or (ii) the amount of down payment, or if there is a material change in any seller financing offered, or in the event that the sale is not consummated within 180 days of the date of the Notice of Sale, then Lessee’s right of first refusal shall reapply to said transaction.

47.5.

In the event that Lessee declines to exercise its right of first refusal after receipt of the Notice of Sale, and, thereafter, the proposed transfer or sale is not consummated, the Lessee’s right of first refusal shall apply to any subsequent transaction. If, however, said transfer or sale is, in fact, completed, then said right shall be extinguished and shall not apply to any subsequent transactions.

47.6.

Notwithstanding the above, this right of first refusal is intended to apply only to voluntary transfers involving third party transferees. This right of first refusal shall not, therefore, apply: where the Premises are taken by eminent domain or sold under threat of condemnation, to intra-family or intra-ownership transfers, to transfers by Lessor to a trust created by Less or, if Lessor is a trust, to transfers to a trust beneficiary.

47.7.

NOTE: This right of first refusal cannot be exercised: (i) during the period commencing with the giving of any notice of Default and continuing until said Default is cured, (ii) during the period of time any Rent is unpaid (without regard to whether notice thereof is given Lessee), (iii) during the time Lessee is in Breach of this Lease, or (iv) in the event that Lessee has been given 3 or more notices of Default, whether or not the Defaults are cured, during the 12 month period immediately preceding the exercise of the right of first refusal.

48.

Tenant Specific Improvements. Tenant, at Tenant’s expense, may build out and/or modify existing improvements as reflected in the preliminary plan attached as EXHIBIT B, including adding bathrooms and upgrading the power. Any request

Lessor Initials	16	Lessee Initials

by Tenant to build out additional improvements shall not be unreasonably withheld by Landlord. All work shall be completed by a licensed and insured contractor as well as properly permitted by all city and local government agencies.

49.

Parking. Tenant shall have complete access to all parking spaces on the main lot throughout the lease term and option periods. Parking on the separate side lot (adjacent to the left side of Premises) is not included.

50.

Chemicals and Materials. The chemicals and items below will be used in the building: dynalene, isopropyl alcohol (IPA and sterile 70% and IPA 99%), liquid nitrogen (tank), silicone primer, reagent alcohol, sodium dodecyl sulfate, waste solvent.

51.

Lessee’s Equipment. Per Paragraph 7.4 of this Lease, below are the items that shall remain as the possession of the Lessee and removed upon Lease expiration and Lessee vacancy: generator, humidifier and controller, chiller, security system, IT servers and equipment, appliances, any Lessee installed compressor, and clean room equipment.

52.	Security Monitor. Lessee shall maintain a building alarm solution to protect the perimeter of the building and monitor the sprinkler system.

53.

Prior Lease. The prior lease entered into between the Parties dated as of December 26, 2017, as amended from time to time (the “Prior Lease”), shall remain in full force and effect up through March 31, 2020. As of April 1, 2020, the Prior Lease shall be superseded in its entirety by this Lease dated as of March 27, 2020, and the Prior Lease shall have no further force or effect.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

THE PARTIES ARE URGED TO:

1.	SEEK ADVICE OF COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE.

2.

RETAIN APPROPRIATE CONSULTANTS TO REVIEW AND INVESTIGATE THE CONDITION OF THE PREMISES. SAID INVESTIGATION SHOULD INCLUDE BUT NOT BE LIMITED TO: THE POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, THE ZONING OF THE PREMISES, THE STRUCTURAL INTEGRITY, THE CONDITION OF THE ROOF AND OPERATING SYSTEMS, AND THE SUITABILITY OF THE PREMISES FOR LESSEE’S INTENDED USE.

WARNING: IF THE PREMISES ARE LOCATED IN A STATE OTHER THAN CALIFORNIA, CERTAIN PROVISIONS OF THE LEASE MAY NEED TO BE REVISED TO COMPLY WITH THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED.

The Parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

Executed at: Vista	Executed at: Irvine CA

On: 3/27/2020	On: 3/27/2020

By LESSOR: /s/ Rainer Moegling	BY LESSEE: /s/ Ron Kurtz

Pacific Park Investments, Inc.	RxSight, Inc.

Rainer Moegling, CEO	Ron Kurtz, CEO

Lessor Initials	17	Lessee Initials

EXHIBIT A

March 5, 2020 (Revised 3/11/20)

RxSIGHT Inc.

c/o BURTON CONSTRUCTION, INC.

Attn: Paul Burton

501 N. Smith St., Suite 101

Corona, California 92880

Re:	Commercial Building - 75 Columbia, Aliso Viejo, CA 92656

Subject: Roof Evaluation Report

1.0	SUMMARY

1.1	Retention:

Orchard Roofing & Waterproofing Consultants was retained by Burton Construction, Inc., through the office of Paul Burton on or about Monday, March 2nd, 2020 to provide roofing and waterproofing consulting services for this assignment.

1.2	Assignment:

Perform a visual inspection of the interior and roof of the commercial building located at 75 Columbia St., Aliso Viejo, California (the project) in order to evaluate the current conditions of the roof system and provide recommendations for repair/replacement as needed.

1.3	Dispatch:

ORWC Consultants Mike Madson and Alan Ice were dispatched to the subject property on the morning of Thursday, March 5th, 2020 to perform the field inspection portion of this report.

2102 Business Center Drive ● Suite 130 ● Irvine, CA 92612 ● (714) 835-4672 ● (714) 954-1150 (Fax)

INSPECTION ● INVESTIGATION ● SPECIFICATION ● MAINTENANCE

75 Columbia, Aliso Viejo c/o BURTON CONSTRUCTION, INC. March 5, 2020 (Revised 3/11/20)	ORWC 2

1.4	Project Location:

The project is located in close proximity to the major intersection of Aliso Viejo Parkway and Aliso Creek Road in Aliso Viejo, California.

1.5	Project Description:

The commercial building is a one and two story combination office/warehouse building with concrete tilt-up walls and covered with a low slope roof system. Ref. Photos 1-8

1.6	Background:

1.6.1	Upon our arrival on site we were met by Paul Burton and after introductions he reported that:

1.6.1.1 He believes the building was built in the late 1980s.

1.6.1.2 RXSight leases approximately half of the building but now wants to occupy the entire building and they need to know the condition of the roof.

1.6.1.3 There are a few leaks at site specific locations in the interior.

1.6.1.4 A few A/C units were recently added on the roof.

1.7	Findings:

1.7.1	Interior:

1.7.1.1 A visual inspection of the interior shows water stains on some of the drop ceilings. Ref. Photos 56-59

75 Columbia, Aliso Viejo c/o BURTON CONSTRUCTION, INC. March 5, 2020 (Revised 3/11/20)	ORWC 3

1.7.1.2 The bottom of the roof deck has batt insulation that is in fair to good condition, but does need minor repairs.

Ref. Photo 59

1.7.1.3 The roof deck is approximate 1⁄2” thick 5-ply plywood. Ref. Photo 54

1.7.2	Roof:

1.7.2.1 A visual inspection of the roof shows the assembly consists of a hot asphalt applied built up roof membrane (BUR) with cap sheet surfacing and a restoration coating with polyester fabric and white Title 24 coating. Ref. Photos 3-15

1.7.2.2 Drainage is provided by roof slope from the center of the building towards internal drains and adjacent overflows in sumps at the front of the building, or internal drain and adjacent overflow scupper at the back of the building. Ref. Photos 18, 26-27, 42-43

1.7.2.3 There is major ponding in a few locations on the front half of the building approximately 30ft. upslope of the parapet wall at the roof break transition. Ref. Photos 22, 25, 34

1.7.2.4 There is minor ponding at the back/lower roof elevation approximately 30ft. up from the back parapet wall and upslope of the roof slope change. Ref. Photos 36, 39, 44

1.7.2.5 There are several curb mounted HVAC units with direct drop plenums and counter flashings around the perimeter. Ref. Photos 5-8, 10, 16-17, 25

75 Columbia, Aliso Viejo c/o BURTON CONSTRUCTION, INC. March 5, 2020 (Revised 3/11/20)	ORWC 4

1.7.2.6 There are several A/C units set on 4 x 4 wood blocks with side discharge and side plenums.

Ref. Photos 23-24, 26

1.7.2.7 The restoration coating is showing evidence of cracks, splits, alligatoring, blistering and peeling and has reached the end of its serviceable lift. Ref. Photos 13-15, 21, 24, 33, 53

1.7.2.8 There is point load damage throughout the roof and evidence of roof repairs at site specific locations.

Ref. Photos 16-17, 20, 39, 41, 43, 47, 50

1.7.2.9 The roof is terminated with a surface mounted counter flashing to the concrete parapet walls.

Ref. Photos 11-12, 18

1.7.2.10 At the front parapet wall over the entrance, the interior wall is covered with fiberglass and asphalt 3-tab shingles that are lifting and curling due to age, wear and tear. Ref. Photos 6-7, 28-31

1.8	Opinions & Conclusions:

1.8.1

The in-service roof has reached the end of its cost effective serviceable life and should be either removed and replaced with new, or have a recover membrane installed following minor deck repairs to some of the major ponding areas.

The roof measures approximately 37,000 sf

1.9	Recommendations:

1.9.1	Review the lease for the building to determine if the owner or the tenant is responsible for roof membrane repair/ replacement.

75 Columbia, Aliso Viejo c/o BURTON CONSTRUCTION, INC. March 5, 2020 (Revised 3/11/20)	ORWC 5

1.9.2	The existing membrane should be removed so the underlying roof deck can be corrected where there are low spots to resolve the ponding water issues.

1.9.3	The roof system is a candidate for a second Restoration Coating, so should it be determined that roof membrane replacement is not feasible at this time then this is a viable option.

1.9.4	A second option would be a single ply re-cover membrane.

1.9.5	Regardless of the type of repair, a specification should be developed to outline the scope of work, guarantee requirements, terms and conditions.

1.9.6	An allowance of approximately $5.75 sf should be allocated for removal and replacement (R&R) of the roof membrane, $4.75 sf for single ply recover and $3.50 sf for a restoration coating.

Removal and replacement entails removing the existing membrane, repairing the roof deck and installing a new 20-year type single ply or asphalt based built-up membrane, which is similar to the existing system. This option includes replacement of the sheet metal flashings.

Recover entails cleaning the surface of the existing membrane and installing a mechanically attached single ply membrane directly over the top. Most of the sheet metal flashings would be replaced.

Restoration entails the cleaning of the existing membrane and the spray application of emulsified asphalt that is reinforced with the embedment of one (1) or two (2) plies of polyester fabric and finished with a White Acrylic top coat. Most of the

75 Columbia, Aliso Viejo c/o BURTON CONSTRUCTION, INC. March 5, 2020 (Revised 3/11/20)	ORWC 6

sheet metal flashings will be left in place and covered with the coatings.

The approximate costs for each option are:

•	R&R: $5.75 x 37,000 sf = $212,750 + 15% = $244,663

•	Recover: @ $4.75 = $175,750 + 15%= $202,113

•	Restoration: @ $3.50 = $129,500 + 15% = $148,925

1.9.7

The Removal and Replacement option is the best repair and allows for permanent correction of the roof deck and the installation of a 20-year type membrane that will only require minimal maintenance over the years.

The re-cover option is a good repair and eliminates an open roof during the repair project. This system is also a 20-year type membrane, but will require more maintenance over the years and leaks are harder to locate.

The restoration coating is also a good repair that can have a 20- year serviceable life, provided there is an annual maintenance program and it will require a new Top Coat to be applied every 7 to 10 years. The new Top Coat (maintenance coat) will cost approximately $50,000 per application.

1.9.8

By the end of the service life all three (3) options will have cost about the same due to the added maintenance/ service costs and each option has some benefits and drawbacks that are important considerations.

Example: If the facility is to be used to store construction equipment then an occasional roof leak is not as big an issue as if the facility houses a clean room.

75 Columbia, Aliso Viejo c/o BURTON CONSTRUCTION, INC. March 5, 2020 (Revised 3/11/20)	ORWC 7

Should you agree with these recommendations, ORWC would be pleased to develop Performance Specifications for the system that is selected.

The conditions that are reported herein are based on the findings that were observed during the Thursday, March 5, 2020 site inspection. All representations are believed to be true and correct and are based upon Industry Standards and the experience of this consultant.

Should you have questions regarding the information contained herein, or require our services further, please do not hesitate to contact us at (714) 835-4672.

Thank you for allowing ORWC to be of assistance in this matter.

Respectfully submitted,

ORCHARD ROOFING & WATERPROOFING CONSULTANTS

Mike Madson

Consultant

75 Columbia 3-5-20 rpt.mm

EXHIBIT B (PAGE 1 OF 2)

EXHIBIT B (PAGE 2 OF 2)